EXHIBIT 99.02
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Dr Jeffrey Leiden appointed Non Executive Director at Shire

Basingstoke, UK and Philadelphia, US – 12 December, 2006 – The Board of Directors of Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces today that Dr. Jeffrey M. Leiden, MD, PhD will join the Board as a Non Executive Director with effect from 1 January 2007.

Dr Leiden served as President and Chief Operating Officer, Pharmaceutical Products Group and Chief Scientific Officer at Abbott Laboratories from 2001-2006; during this time he was also a member of the Boards of Directors of Abbott and TAP Pharmaceutical Products Inc.

Prior to joining Abbott, Dr Leiden served as the Elkan R. Blout Professor of Biological Sciences, Harvard School of Public Health and Professor of Medicine, Harvard Medical School. Prior to that, he was the Frederick H. Rawson Professor of Medicine and Pathology and Chief of the Section of Cardiology at the University of Chicago.

His extensive business and consulting experience includes both the pharmaceutical and medical device areas. Dr Leiden was a founder of Cardiogene, Inc., a biotechnology company specializing in cardiovascular gene therapy. Dr. Leiden earned a bachelor's degree in biological sciences, a doctorate in virology and a medical degree, all from the University of Chicago.

He is a fellow of the American Academy of Arts and Sciences and an elected member of the Institute of Medicine of the National Academy of Sciences. Dr Leiden is currently a Partner at Clarus Ventures LLC.

The Board of Shire also announces that Mr Ronald Nordmann will be stepping down from the Board on 22nd December when his term of office expires.

Dr James Cavanaugh, Chairman of Shire commented:

“We are very pleased to add Dr Jeffrey Leiden to the Shire Board. He brings a very high level of medical, scientific and business experience of the pharmaceutical industry to Shire and will be an excellent member of the team. The Board thanks Mr Nordmann for his contributions during his seven year period in office”

Dr Jeffrey Leiden added:

“Shire is one of the most impressive pharmaceutical companies in the industry right now and I am excited to be able to bring my experience to the Board and make a contribution

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towards helping the Company achieve its future growth ambitions and continue on its path of building long term shareholder value.”

For further information please contact:

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD), SPD465 (extended release triple-bead mixed amphetamine salts) (ADHD), MESAVANCE (mesalamine) with MMX technology (SPD476) (ulcerative colitis), ELAPRASE (idursulfase) (Hunter Syndrome) and NRP104 (lisdexamfetamine

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dimesylate) (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2005.